EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-272060 on Form N-2 of our reports dated February 26, 2024, relating to the consolidated financial statements of New Mountain Finance Corporation and subsidiaries (the “Company”) and the effectiveness of New Mountain Finance Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of New Mountain Finance Corporation for the year ended December 31, 2023.

We also consent to the reference to us under the headings “Financial Highlights” and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

New York, New York
February 26, 2024